Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

RedBall Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Title of each class of securities to be registered	Fee Calculation or Carry Forward Rule	Amount to be registered(1)	Proposed maximum offering price per unit	Maximum aggregate offering price	Fee Rate	Amount of registration fee

Fees Previously Paid	Equity	Common Stock(2)(3)	Rule 457(f)(1)	1,000,000	$9.93(11)	$9,930,000	.0000927	$920
	Equity	Common Stock(2)(3)	Rule 457(f)(1)	70,875,000	$9.92(4)	$703,080,000	.0000927	$65,176
	Equity	Redeemable Warrants(2)(5)	Rule 457(g)	28,733,334	N/A(6)	N/A(6)	N/A(6)	N/A(6)
	Equity	Common Stock(2)(7)	Rule 457(f)(1)	164,110,000	$9.92(4)	$1,627,971,200	.0000927	$150,913
	Equity	Common Stock Issuable Upon Exercise of Warrants(2)(8)	Rule 457(g)	28,733,334	$11.50(9)	$330,433,341	.0000927	$30,632

	Total Offering Amounts					$2,661,484,541		$247,641

	Total Fees Previously Paid							$247,641

	Total Fee Offsets							$0

	Net Fee Due							$0

(1)

Prior to the completion of the business combination (the “Business Combination”) described in the proxy statement/ prospectus forming part of this registration statement (this “proxy statement/prospectus”), the registrant RedBall Acquisition Corp., a Cayman Islands exempted company (“RedBall”), intends to effect a deregistration under the Cayman Islands Companies Act (as amended) by way of continuation and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which RedBall’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be shares of common stock of the continuing entity following the Domestication, which continuing entity will be renamed “SeatGeek, Inc.” (“New SeatGeek”), as further described in the proxy statement/prospectus.

(2)

Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

The number of shares of common stock of New SeatGeek being registered represents (i) the number of Class A ordinary shares of RedBall (including the Class A ordinary shares of RedBall that were included in the units issued in RedBall’s initial public offering) that were registered pursuant to the Registration Statement on Form S-1 (333-240138) (the “IPO Registration Statement”) and offered by RedBall in its initial public offering (the “RedBall public shares”) and (ii) the number of Class B ordinary shares of RedBall that were issued in a private placement prior to its initial public offering to RedBall SponsorCo LP (the “Sponsor”) (the “founder shares”). The RedBall public shares and the founder shares automatically will be converted into shares of common stock of New SeatGeek in the Domestication on a one-for-one basis.

(4)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of RedBall on the New York Stock Exchange on October 22, 2021 ($9.92 per Class A ordinary share) in accordance with Rule 457(f)(1) and Rule 457(f)(3).

(5)

The number of redeemable warrants to acquire shares of common stock of New SeatGeek being registered represents the number of redeemable warrants to acquire Class A ordinary shares of RedBall that were registered pursuant to the IPO Registration Statement (including redeemable warrants included in units), and offered by RedBall in its initial public offering (the “RedBall public warrants”). The RedBall public warrants automatically will be converted in the Domestication into redeemable warrants to acquire the same number of shares of common stock of New SeatGeek at the same price and on the same terms (“New SeatGeek public warrants”).

(6)

The maximum number of Public Warrants and Private Placement Warrants and shares of Common Stock of the registrant issuable upon exercise of the Public Warrants and Private Placement Warrants are being simultaneously registered hereunder. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to such Public Warrants and Private Placement Warrants has been allocated to the shares of Common Stock of the registrant issuable upon exercise of the Public Warrants and Private Placement Warrants and included in the registration fees paid in respect of those shares of Common Stock. No separate registration fee is required pursuant to Rule 457(g) under the Securities Act.

(7)

Represents the estimated maximum number of shares of New SeatGeek common stock to be issued by the registrant to securityholders of SeatGeek, Inc. in connection with the transactions described herein, assuming no Aggregate Cash Consideration and an Exchange Ratio (as defined in the proxy statement/prospectus) estimated at 0.6863 as of April 22, 2022, estimated solely for the purpose of calculating the registration fee, as is based on the sum of (i) 128,160,000 shares of New SeatGeek common stock issuable or reserved for issuance as consideration to the SeatGeek, Inc. securityholders in connection with the Business Combination (which includes (A) up to 12,556,551 shares of New SeatGeek common stock issuable or reserved for issuance upon the exercise of options of SeatGeek, Inc. to be assumed and converted into options to purchase New SeatGeek common stock, (B) up to 2,789,415 shares of New SeatGeek common stock issuable or reserved for issuance upon the exercise of warrants of SeatGeek, Inc. to be assumed and converted into warrants to purchase New SeatGeek common stock, and (C) up to 3,852,453 shares of New SeatGeek common stock issuable or reserved for issuance upon the settlement of restricted stock units of SeatGeek, Inc. to be assumed and converted into restricted stock unit with respect to New SeatGeek common stock, each in connection with the Business Combination), (ii) up to 35,000,000 shares of New SeatGeek common stock that may be issued after such date pursuant to the earnout provisions of the Business Combination Agreement described herein and (iii) 950,000 shares of New SeatGeek common stock reserved for issuance upon exercise of a SeatGeek warrant, which will convert into a warrant to acquire New SeatGeek common stock in accordance with the Business Combination Agreement described herein.
(8)

Represents shares of New SeatGeek common stock to be issued upon the exercise of (i) 19,166,667 redeemable warrants to purchase Class A ordinary shares of RedBall that were registered pursuant to the IPO Registration Statement and offered by RedBall in its initial public offering, (ii) 9,566,667 warrants to purchase Class A ordinary shares that were issued in a private placement concurrently with RedBall’s initial public offering. Such warrants will, by their terms, automatically be converted into warrants to purchase shares of New SeatGeek common stock upon the consummation of the Domestication.

(9)	Calculated pursuant to rule 457(g); represents the exercise price of the warrants.
(10)	Previously paid.
(11)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of RedBall on the New York Stock Exchange on April 14, 2022 ($9.93 per Class A ordinary share) in accordance with Rule 457(f)(1) and
Rule 457(f)(3).